EXHIBIT 14.1

BRT APARTMENTS CORP.
CODE OF BUSINESS CONDUCT AND ETHICS
AMENDED AND RESTATED AS OF DECEMBER 5, 2018

I. PURPOSE

  What is the purpose of this Code of Business Conduct and Ethics?

This Code of Business Conduct and Ethics (the “Code”) contains general guidelines for conducting the business of BRT Apartments Corp. (the “Company”), consistent with the highest standards of business ethics. The purpose of the Code is to:

• promote honest and ethical conduct, including fair dealing and the ethical handling of conflicts of interest;

• promote full, fair, accurate, timely and understandable disclosure;

• promote compliance with applicable laws and governmental rules and regulations;

• ensure the protection of the Company’s legitimate business interests, including corporate opportunities, assets and confidential information; and

• deter wrongdoing.

To whom does this Code apply?

This Code applies to all the officers, directors and employees of the Company, Gould Investors L.P., One Liberty Properties, Inc., Majestic Property Management Corp., their respective subsidiaries, and any one or more of the foregoing. All of the individuals to whom this Code applies are referred to as “Associates” and all these entities are referred to collectively as “Affiliated Entities.” Unless otherwise indicated or the context otherwise requires, references to the Company include the Affiliated Entities and their respective subsidiaries.

Is compliance with the Code important?

Yes. Compliance is required because it is important that we act with, and maintain our reputation for, honesty and integrity. Furthermore, if you violate the law or this Code, you may be exposed personally to substantial civil damages, criminal fines and imprisonment, and we may face substantial fines and penalties.

In addition to complying with the Code, must we also comply with federal, state and local laws?

Yes. You must comply with federal law and the laws of the cities and states in which we operate. Although you are not expected to know the details of all of these laws, it is important to know enough to determine when to seek advice from executives or other appropriate personnel.

Does the Code take priority over obligations imposed by law?

No. This Code is a minimum standard. If a law, rule or regulation conflicts with this Code you must comply with the law, rule or regulation; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If this Code requires a higher standard than is required by local custom or policy or applicable law, rules and regulations, you are required to adhere to these higher standards.

II. CONFLICTS OF INTEREST

 What are conflicts of interest?

A conflict of interest occurs when you are in a position to influence a decision that may result in personal gain for you or your relatives (as defined in the following question) as a result of your or their business dealings with us or our Affiliated Entities. Personal gain results in cases where you or your relative (i) has a significant financial interest in, or is employed by, a company with which we or an Affiliated Entity does business, or (ii) receives any loan, kickback, bribe, referral, brokerage or finder’s fee, substantial gift or special consideration as a result of, or in connection with, any transaction or business dealings involving us or an Affiliated Entity.

Who are my “relatives” for the purpose of this Code?

Your relatives, including those related to you by adoption, are your children, stepchildren, grandchildren, great-grandchildren, parents, stepparents, grandparents, spouse or spousal equivalent, siblings, cousins (not more remote than first cousin), mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law.

What is a “substantial gift” for the purposes of the Code?

A “substantial gift” is cash or any physical item having a market value in excess of $1,000. Meals, tickets to sporting or other events, golf or other similar outings, within the New York City metropolitan area, are not subject to this $1,000 limit; nonetheless, such activities or gifts are prohibited if they are excessive in nature. Gifts amongst relatives are not limited by this Code.

May my relatives work for the Company or its Affiliated Entities?

It is not a conflict of interest for you or your relatives to work for us or one or more of the Affiliated Entities.

Are transactions between the Company and its Affiliated Entities conflicts of interest?

We and the Affiliated Entities have entered into transactions and other arrangements from time-to-time pursuant to which the Company or an Affiliated Entity provides services on behalf of the other. The Company and the Affiliated Entities may enter into such transactions, provided that any such transaction is approved or ratified as required by applicable law, including the Maryland General Corporation Law and the listing standards of the New York Stock Exchange. Such transactions do not constitute a conflict of interest for the purposes of the Code.

What additional actions must I take to avoid a conflict of interest?

In furtherance of our goal to prevent conflicts of interest:

• If you are an executive officer, upon the Committee’s written request you will provide it with copies of your federal income tax returns and such other information relating to your financial dealings as the Committee may reasonably request. For purposes of the Code, you are an “executive officer” if you file reports with respect to the Company or an Affiliated Entity pursuant to Section 16(a) of the Securities and Exchange Act of 1934 (the “Exchange Act”).

• You may not make (or receive) a loan (in excess of $2,500) to (from) another Associate, who is not your relative, without the prior written consent of the Committee.

• You must promptly notify the Committee of any loan (and the material terms thereof) in excess of $2,500 you receive from the Company or any Affiliated Entity.

• You agree that the Committee may obtain (at the Company’s expense on a periodic basis as determined by the Committee), a credit report, criminal background report or other report of verification with respect to you as the Committee deems appropriate.

• Before we enter, other than in the ordinary course of business, into an arrangement or transaction with another person or entity (a “counterparty”), you must notify the Committee in writing of any direct or indirect ownership, employment or fee or profit participation or similar interest that you or your relative may have (or had within the prior three years) with such counterparty. (If you are not an executive officer or director of ours, you are only required to notify the Committee of such transaction or arrangement as soon as you become aware of same). You are not required to disclose arrangements or transactions involving a counterparty that is a public company or an affiliate thereof (i.e., a company, other than the Company or One Liberty Properties, Inc., subject to the reporting requirements of Sections 12, 13 or 15 of the Exchange Act)) in which you or your relative has an interest, unless you or your relative is an executive officer or director of such public counterparty or you or your relative beneficially own more than 5% of the voting power of such public counterparty.

• If you learn that any executive officer has failed to fulfill a material financial obligation to us or any Affiliated Entity for more than 30 days or that a check from any executive officer to the Company or any Affiliated Entity did not clear and the executive officer did not replace the check with good funds within 30 days, then you must promptly disclose same to the Committee.

III. CORPORATE OPPORTUNITIES

What is a “corporate opportunity”?

You are obligated to advance our business interests when the opportunity to do so arises. If you are presented with, or becomes aware of, a business opportunity that is in our line of business (a “BRT Opportunity”), you must obtain our permission to pursue such opportunity before you may pursue same in your individual capacity.

If you are an independent director (as determined from time-to-time by our board of directors) and identify a BRT Opportunity through the use of our information or as a result your position with us, you must obtain our permission to pursue such opportunity before you may pursue same in your individual capacity.

 What steps must I take if I desire to pursue, in my personal capacity, a BRT Opportunity?

You must fully disclose to the Committee the terms and conditions of such opportunity. If there is any ambiguity as to whether or not an opportunity is a “BRT Opportunity,” the ambiguity shall be construed in our favor and the opportunity shall be deemed to be a “BRT Opportunity.” You are encouraged to seek our consent if there is any question, ambiguity or issue as to whether or not a specific business opportunity is a BRT Opportunity.

Who decides whether I may pursue, in my personal capacity, a BRT Opportunity?

The Committee, the Affiliated Entities or other appropriate management personnel will determine whether you may pursue a BRT Opportunity and you will be notified of such determination by an executive officer. If you are a director or executive officer of the Company, such determination will be made by our audit committee or other committee comprised solely of independent directors (such committees are referred to in the Code as an “independent committee”) who will notify you of such determination.

If you are permitted to pursue a BRT Opportunity in your individual capacity, you may only pursue such opportunity on substantially the same terms and conditions as such opportunity was offered to us. Authorizing you to pursue a BRT Opportunity does not constitute a waiver of the Code.

IV. CONFIDENTIAL INFORMATION; PUBLIC COMMUNICATIONS

What is confidential information?

In carrying out our business, you may learn confidential or proprietary information about us, our tenants, suppliers, partners or others with whom we do business. Confidential or proprietary information of the Company and those with whom we do business, includes any non-public information that would be harmful to the relevant company or useful or helpful to competitors, if disclosed. You must maintain the confidentiality of such information.

Are there circumstances under which I may disclose confidential information?

You may share confidential information with other Associates if you believe they should be aware of such information in furtherance of their duties. In addition, you should disclose such information if you are required to do so by law or if instructed to do so by your supervisor or our senior management. The obligation to preserve the confidentiality of such information continues even after your relationship with us ends.

Note that nothing in this Code prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission (the “SEC”), or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of the Committee or our legal department to make any such reports or disclosures and you are not required to notify us that you have made such reports or disclosures.

I received a telephone call asking for information about the Company. May I disclose the requested information?

In general, you may respond to routine requests from our vendors, partners and tenants for information about us that is already publicly available (e.g., our address, the names of our officers, other information that is available on our website), amounts owed to/by such vendor or tenant or that is otherwise customarily shared on a regular day-to-day-basis. You may not, however, disclose material non-public information about us - such information is referred to as “inside information”. Disclosing inside information may, under certain circumstances, violate federal criminal laws and may subject you and us to criminal penalties.

Senior management and/or our legal department have designated the individuals authorized to respond to non-routine requests for information or requests for information from journalists or securities markets professionals. If you receive a request for non-routine information, or from a journalist or securities market professional, or if you are unsure as to whether you should respond to a request, contact our legal department immediately.

V. BUYING OR SELLING COMPANY STOCK

May I buy or sell Company stock?

Yes, but only if you have received permission from our legal department. In determining whether you may buy or sell, our legal department will take into consideration a variety of factors, including whether you are in possession of inside information (described in Section IV). Buying or selling our stock while in possession of insider information is a serious violation of federal law punishable by prison-time.

May my relatives or others with whom I am associated buy or sell Company stock without the approval of the Company’s legal department?

No. The approval of our legal department must be obtained before any of the following buy or sell our stock: (i) your spouse, (ii) your relatives (as described in Section II) who live with you, (iii) any corporation or other entity that you may directly or indirectly control; and (iv) any fiduciary account (where you are director, executor, custodian, etc.) with respect to which you make investment decisions. And even if you, your relatives or other associates are given permission by our legal department to buy or sell our stock, doing so while in possession of inside information is a federal crime punishable by imprisonment.

VI. FAIR DEALING

May we engage in aggressive business practices?

We have a history of succeeding through honest business competition. We do not seek competitive advantages through unethical or illegal business practices. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair business practices.

VII. PROTECTION OF COMPANY ASSETS; PERSONAL OR INAPPROPRIATE USE
OF COMPANY RESOURCES

May I use Company resources for my personal benefit?

You should protect our assets and ensure their efficient use. Generally, all of our assets should only be used for legitimate business purposes. While you may use our computers, communications systems and other equipment and materials for incidental personal activities, this personal use should be kept to a minimum. Excessive personal use of the Company resources can adversely affect your performance, increase our costs, and reduce availability of the resources for our business needs.

Though our assets may be used for incidental personal activities, you may not use our resources for any unlawful or improper purpose, including the use of our resources to create, display, disseminate, store or transmit threatening, sexually explicit or harassing materials.

Is the Company entitled to examine or monitor my communications or work space?

We have the right to inspect your use of our and our Affiliated Entities’ assets, including your communications (including electronic or telephonic communications), through the use of such assets. We do not consider any such uses of these assets to be private. Therefore, you should not place or keep any personal items, messages or information that you consider private anywhere in our and our Affiliated Entities’ workplace, such as, telephone, office, or email systems, electronic files, laptops, smartphones and other personal communication devices, desks, or offices. If you choose to do so, you should understand that we may at any time and for any purpose, monitor, recover through technical or other means, and review your communications, including emails from personal email accounts, records, files, and other items that we or our Affiliated Entities finds through or in our or their systems, assets and facilities. In addition, in order to protect you, these assets, and our business interests, we may share anything we find with others, including our outside legal or other advisors or with law enforcement.

VIII. COMPANY RECORDS AND FINANCIAL REPORTING

 What are my duties and responsibilities with respect to the Company’s records and financial reporting activities?

Our records (e.g., payroll, travel and expense reports, emails, accounting and financial data, measurement and performance records, electronic data files) and all other records maintained in the ordinary course of our business must be complete, accurate and reliable in all material respects. There is never a reason to make false or misleading entries. In addition, undisclosed or unrecorded funds, payments or receipts are strictly prohibited. You are responsible for understanding and complying with our recordkeeping policy.

If you are involved in our public disclosure process, you must be familiar and comply with, to the extent applicable to you our internal controls over financial reporting and other procedures we implement from time-to-time, so that our public reports and documents filed with the SEC comply in all material respects with the applicable federal securities laws and SEC rules. In addition, if you have direct or supervisory authority regarding these SEC filings or our other public communications concerning our general business, results, financial condition and prospects you should, to the extent appropriate within your area of responsibility, consult with other Associates and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, and timely disclosure.

You may not make any materially false, misleading, or incomplete statement to an attorney or accountant in connection with an audit or any filing with the SEC.

If you believe the Company has engaged in any type of questionable activity, including accounting or auditing activity, you should report such concerns in the manner described by Section X of this Code.

IX. COMPLIANCE PROCEDURES

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

• Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

• Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

• Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

• Discuss the problem with an executive officer. This is the basic guidance for all situations. In many cases, an executive officer will be more knowledgeable about the question. Remember that it is an executive officer’s responsibility to help solve problems.

• Always ask first, act later: If you are unsure of what to do in any situation, seek guidance from a member of the Committee, an executive, or our legal department, before you act.

X. REPORTING CODE VIOLATIONS; CONSEQUENCES OF CODE VIOLATIONS; CONFIDENTIALITY FOR THOSE REPORTING CODE VIOLATIONS; RETALIATION PROHIBITED; WAIVERS OF CODE VIOLATIONS

What are the consequences for violating the Code?

If you violate the Code, you may be subject to appropriate discipline, including termination of your relationship with us. The Committee, based upon the facts and circumstances of each particular situation, will determine the discipline to be imposed. If you are a member of the Committee, the consequences for violating the Code will be determined by an independent committee.

Am I required to report violations of the Code?

Yes. You are obligated to report any known or suspected violation of this Code, including any violation of laws, rules, regulations or policies that apply to us or our Affiliated Entities. Reporting a known or suspected violation of this Code by others is not an act of disloyalty – to the contrary, it is an action to safeguard the reputation and integrity of the Company and its Associates. If you do not report known or suspected violations of the Code by another Associate, you may be subject to discipline.

To whom should I report violations of the Code?

If you know of, or reasonably suspect, a violation of this Code, promptly (i) report the concern to a member of the Committee, (ii) call our anonymous whistleblower hotline at 1-800-789-6271 or (iii) contact the chairperson of our audit committee. The term “Committee” refers to a committee consisting of individuals selected from time-to-time to serve in such capacity by the Board of Directors. We will notify you on an annual basis as to the identity of the members of the Committee.

May I violate the Code if instructed to do so by my supervisor or other senior management personnel?

No. Conduct that violates the law or this Code cannot be justified by claiming that it was ordered by someone in higher management. If you are asked by a supervisor to engage in conduct that you are concerned is illegal or violates the code, you should seek guidance from a member of the Committee, an executive or our legal department. If you engage in conduct prohibited by the law or this Code, you will be deemed to have acted outside the scope of your relationship with us and you will be subject to disciplinary action, including possible termination of your relationship with us.

 Will my report of a Code violation be kept confidential?

All questions and reports of known or suspected violations of the law or the Code will be treated with sensitivity and discretion. We and the Committee will protect the anonymity of persons reporting such violations to the extent possible consistent with law and our need to investigate the violation.

Will I be punished for reporting violations of the Code?

We may not retaliate against you if, in good faith, you seek help or report known or suspected violations of the Code, and anyone who retaliates against you because of your actions in such regard will be subject to disciplinary action, including termination of their relationship with us.

May requirements of the Code be waived?

Waivers of a provision or requirement of the Code will be granted on a case-by-case basis. Waivers of a Code requirement with respect to (i) Associates will be determined only by the Committee and (ii) for our directors or executive officers may be made only by an independent committee and will be disclosed as required by the SEC or NYSE. Approvals of conflicts of interest or other determinations made by the Board, an independent committee, or the Committee, made in accordance with the provisions of this Code, will not be deemed a waiver of the provisions of this Code.

XI. GENERAL

With whom should I speak if I have questions regarding the Code?

If you have any questions about the Code, please contact a member of the Committee or our legal department.

 Who is responsible for interpreting this Code?

Our Committee or an independent committee has the authority to interpret the Code.

 Does compliance with this Code ensure that I will continue to be employed by, or otherwise maintain a relationship with, the Company?

No. This Code is not a contract of employment with you nor a guarantee or other assurance that your employment or other relationship with us will continue.

May this Code be amended?

We reserve the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.